Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Paycor HCM, Inc., a Delaware corporation (the “Company”), and [•] (“Employee”) is entered into as of the closing of the Company’s initial public offering (the “Effective Date”), and amends and restates in its entirety that certain Employment Agreement by and between Employee and Paycor, Inc. (“Paycor”), dated as of [•] (the “Prior Agreement”).

1 Employment and Term. The Company hereby agrees to continue to employ (or have a subsidiary employ) Employee, and Employee hereby agrees to be employed by the Company (or any such subsidiary), on the terms and subject to the conditions set forth in this Agreement. The parties agree that the term of this Agreement (the “Initial Contract Term”) shall commence on the Effective Date and shall end on the third anniversary of the Effective Date unless earlier terminated or extended as expressly provided herein. The Agreement will automatically renew, subject to earlier termination as expressly provided herein, for successive one-year periods (“Additional Contract Terms”), unless either Employee or the Company give notice of non-renewal (a “Notice of Nonrenewal”) at least 90 days prior to the expiration of the Initial Contract Term or the then-Additional Contract Term (as applicable). The period of Employee’s employment with the Company pursuant to the terms hereof shall be referred to herein as the “Employment Period.”

2 Position and Duties. The Company shall employ Employee during the Employment Period as its [•]. Employee shall report [solely and directly to the Company’s Board of Directors (the “Board”)] [to the Company’s Chief Executive Officer (the “CEO”)]. During the Employment Period, Employee shall have the responsibilities and duties as those normally associated with such position in companies of a similar nature and stature, as well as such other responsibilities as may, from time to time, be duly authorized or directed by [the Board] [the CEO and the Company’s Board of Directors (the “Board”)]. During the Employment Period, Employee shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder. Employee shall act at all times in accordance with what is in the best interests of the Company. During the Employment Period, Employee shall devote his full business time, attention and effort to the affairs of the Company, its parent and subsidiary corporations, affiliates, successors and assigns and shall not, during the Employment Period, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board. The foregoing is not intended to restrict Employee’s ability to: (a) engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder; (b) serve on the board of directors (or similar governing bodies) of a company (other than the Company); provided that, the Board, in its sole discretion, has granted prior written consent (which shall not be reasonably withheld); nor (c) to enter into passive investments that do not compete in any way with the Company’s business.

3 Compensation. Employee acknowledges and agrees that Employee’s right to compensation under this Agreement shall terminate on the Termination Date (as defined below) except as otherwise provided hereunder. As compensation in full for services to be rendered by Employee hereunder, the Company shall pay to Employee the following compensation:

3.1 Base Salary. During the Employment Period, Employee shall be paid an annual base salary (the “Base Salary”) of $[•]. Employee’s Base Salary shall be paid to him according to the regular payroll schedule used for employees generally. Employee shall be eligible for base salary increases as determined by the Compensation Committee of the Board (the “Compensation Committee”).

3.2 Bonus. Employee shall be eligible to earn an annual bonus in an amount equivalent to [•]% of the Base Salary (the “Target Bonus”) in accordance with the Company’s bonus plan applicable to executive officers of the Company. The actual amount of the bonus payable with respect to a fiscal year (the “Bonus”) shall be determined by the Compensation Committee. The Bonus shall be paid in accordance with the plans, policies and procedures adopted by the Compensation Committee from time to time, but paid through Paycor’s payroll process. Employee must not have previously given Notice of Termination and must be employed by the Company on the day of the payout to receive the Bonus.

3.3 Long-Term Compensation. Employee shall be eligible to participate in the Company’s long-term incentive compensation program on the terms and conditions determined by the Compensation Committee and communicated to Employee.

3.4 Benefits. During the Employment Period, Employee shall be entitled to participate in the Company’s and its subsidiaries’ employee benefit plans or programs generally available to similarly situated executive employees of the Company, including the Company’s mobile communication, profit-sharing, retirement, and equity plans; provided that, Employee meets all eligibility requirements under each such plan or program. Employee’s participation in the employee benefit plans or programs shall be subject to the terms and conditions of said plans or programs, including, without limitation, the Company’s and its subsidiaries’ right to amend, revise, terminate or replace the plans or programs at any time and without notice to participants.

3.5 Expense Reimbursement. During the Employment Period, the Company and its subsidiaries, as applicable, shall reimburse Employee, in accordance with the Company’s and its subsidiaries’ policies and procedures, for all proper and reasonable expenses incurred by him in the performance of his duties hereunder.

3.6 Claw Back. Employee acknowledges and agrees that any compensation or benefits paid to Employee by the Company, pursuant to this Agreement or otherwise, shall be subject to recovery by the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002 or any other claw back law or regulation applicable to executives of the Company, if any, as amended from time to time, and any claw back provisions provided in any equity grant documents or the Company’s equity compensation plan or pursuant to other Company policies.

4 Termination.

4.1 Death. Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except as provided in Section 5.2.

4.2 Disability. The Company may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails to perform the essential functions of his position for a continuous period of 180 days or any 270 days within any 12-month period (a “Disability”). Upon such termination, all obligations of the Company hereunder shall cease, except as provided in Section 5.2. In the event of any dispute regarding the existence of Employee’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician to be selected by the Company. Employee agrees that he will submit to appropriate medical examinations for purposes of such determination.

4.3 Termination by the Company.

4.3.1 The Company may terminate Employee’s employment hereunder at any time, with or without Cause. For purposes of this Agreement “Cause” shall mean any one or more of the following:

4.3.1.1 any material failure, refusal, or inability by Employee to perform his duties under this Agreement (other than by reason of Employee’s death or disability) that continues after written notice to Employee that such failure or refusal will result in a termination of the employment of Employee for Cause;

4.3.1.2 any intentional act of fraud or embezzlement by Employee in connection with his duties or employment hereunder, or the admission or conviction of, or entering of a plea of nolo contendere by, Employee of any felony or any lesser crime involving moral turpitude, fraud, embezzlement or theft;

4.3.1.3 any gross negligence, willful misconduct or personal dishonesty of Employee resulting, in the good faith determination of the Company, in a loss to the Company or any of its parent or subsidiary entities, or affiliates or in damage to the reputation of the Company or any of its parent or subsidiary entities, affiliates, successors or assigns;

4.3.1.4 any material breach by Employee of any of the covenants contained in this Agreement; or

4.3.1.5 any failure of Employee to comply with Company policies or procedures; provided that, in each case, from Section 4.3.1.1 through this Section 4.3.1.5, Employee shall have been given written notice from the Company describing in reasonable detail the event or circumstance the Company believes gives rise to a right to terminate Employee for Cause within 30 days of its initial existence, and Employee shall have 30 days to remedy the condition to the satisfaction of the Company. Employee’s failure to cure such condition(s) within such 30-day period shall result in the termination of Employee for Cause.

4.4 By Employee for Good Reason. During the Employment Period, Employee may terminate his employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Employee for any one or more of the following without Employee’s prior written consent:

4.4.1 a reduction in the Base Salary (other than across-the-board reductions affecting similarly situated executives of the Company as reasonably determined necessary by the Board), or failure to pay Employee’s compensation payable hereunder;

4.4.2 a reduction in the percentages described herein with respect to the Target Bonus;

4.4.3 the assignment of additional or reduction of duties or responsibilities to Employee that are inconsistent in a material and adverse respect with Employee’s position as the [CEO/CFO/CRO] of the Company without the written consent of Employee; or

4.4.4 the requirement that Employee relocate his principal work location by more than 75 miles from his current principal work location; provided that, in each case, from Section 4.4.1 through this Section 4.4.4, Employee must (a) first provide written notice to the Company of the existence of the Good Reason condition within 30 days of its initial existence (specifying the basis for Employee’s belief that he is entitled to terminate this Agreement Good Reason), (b) give the Company an opportunity to cure any of the foregoing within 30 days following Employee’s delivery to the Company of such written notice, and (c) actually resign his employment within ten days following the expiration of the Company’s 30-day cure period.

4.5 Notice of Termination. Any termination of Employee’s employment by the Company or by Employee shall be communicated by written notice to the other party hereto in accordance with Section 15, which notice (the “Notice of Termination”) shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

4.6 Termination Date. For purposes of this Agreement, Employee’s “Termination Date” shall mean the date that is earliest of: (a) Employee’s death; (b) if Employee’s termination due to Disability; (c) Employee’s termination by the Company with or without Cause; (d) Employees termination with or without Good Reason; and (e) the final date of the Initial Contract Term or the final date of the last Additional Contract Term (as applicable) pursuant to a Notice of Nonrenewal. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon by Employee in writing, Employee shall immediately and automatically be deemed to resign from and relinquish any and all directorships, committee memberships, powers of attorney, signature authorizations, and any other positions Employee holds with or on behalf of the Company or any of its subsidiaries and affiliates.

5 Compensation Upon Termination.

5.1 Accrued and Unpaid Salary. If Employee’s employment is terminated by reason of (a) Employee’s death or Disability; (b) Employee’s resignation without Good Reason (including by an Employee Notice of Nonrenewal) or (c) a termination by the Company for Cause, Employee shall be entitled to receive only any accrued and unpaid Base Salary through the Termination Date. Employee’s participation in the Company’s or its subsidiaries’ employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

5.2 Severance Payments. If Employee’s employment is terminated by the Company other than for Cause (other than due to Employee’s death or Disability), or if Employee resigns for Good Reason, so long as Employee (a) fulfills his ongoing obligations hereunder (including, without limitation, the obligations under Sections 7 through 15), and (b) executes and does not revoke a standard release of claims on a form provided by the Company (the “Release”), Employee shall be entitled to:

5.2.1 Base Salary continuation on the regular payroll schedule for 12 months following termination (the “Severance Term”);

5.2.2 an amount equal to 50% of Employee’s then Target Bonus, payable when such bonuses are paid to other senior executives of the Company; and

5.2.3 to the extent permissible under the Company’s or its subsidiaries’ group health plan and subject to Employee’s timely election of continuation coverage under COBRA, continuation during the Severance Term (or if earlier, until the date that Employee becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term), of health benefits (including premium payments) provided to Employee and Employee’s dependents immediately prior to such termination, at the same cost applicable to active employees of the Company and its subsidiaries.

Under all circumstances, and unless otherwise specifically set forth herein, all Company and applicable subsidiary provided employee benefits shall cease pursuant to the terms of the relevant benefit plans. To the extent that any of the benefits provided under this Section 5.2 constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the Termination Date, but for the condition on executing the Release, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

6 Indemnification. In the event that Employee is made a party or threatened to be made a party to any action or suit brought by a former employer based on Employee’s employment with the Company, the Company shall indemnify and hold harmless Employee in accordance with the [Indemnification Agreement].

7 Assignment of Inventions. Any invention, improvements, discoveries, or ideas, (including without limitation inventions, software, and programming), conceived, developed or made by Employee, in whole or in part, during the Employment Period, whether during business hours or otherwise, which relate to the Company’s business, or which are made using any of the Company’s equipment, facilities, materials, labor, money, time or other resources or which result from any work performed by Employee, or by other employees, representatives or agents of the Company for the Company, shall be owned by and shall belong exclusively to the Company and shall also be deemed Confidential Information (as defined below) for purposes of this Agreement. Any copyrightable works made by Employee shall be deemed works made for hire, and all copyrights therein shall belong to the Company. Employee agrees to communicate promptly to the Company any and all such inventions, improvements, discoveries, works, and ideas, and upon request to execute patent applications, copyright applications and any other legal documents necessary to transfer title therein to the Company, and to assist the Company in any proper manner in obtaining and enforcing such patents, copyrights, and other proprietary rights at the Company’s expense.

8 Confidential Information.

8.1 Confidentiality. Employee hereby acknowledges and agrees that the Company’s Confidential Information is regarded as valuable by the Company, is not generally known in the relevant industry, and that the Company has a legitimate right and business need to protect its Confidential Information. Employee acknowledges that keeping the Company’s Confidential Information confidential is essential to the growth and stability of the Company. Employee therefore agrees to hold such information in strictest confidence and shall not at any time, directly or indirectly, disclose such information to any third party or use such information other than for the benefit of the Company. Employee shall disclose such information only to employees, representatives, and agents of the Company with a need to know such information. The restrictions set forth in this paragraph shall apply during the Employment Period and following the termination of employment until the end of time, whether the termination of employment is voluntary or involuntary.

8.2 Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information, knowledge, or data with respect to the Company’s business, services, trade secrets, technologies, systems, clients, prospects, and sales, marketing and service methods, including, but not limited to, discoveries, ideas, concepts, designs, drawings, specifications, equipment, techniques, computer flow charts and programs, computer software (whether owned or licensed by the Company), hardware, firmware, models, data, documentation, manuals, diagrams, research and development, performance information, know-how, business pricing policies and other internal policies, data systems, methods, systems documentation, practices, inventions, processes, procedures, formulae, employee lists or resumes, financial information (including financial statements), tax returns, client lists, prospect lists, information relating to past, present or prospective clients, information belonging to the Company’s clients, personally identifiable information of clients’ employees, salary and benefit information of clients’ employees, market analysis, strategies, plans and projections for future growth and development, and compilations of information which are not readily available to the general public. Confidential Information includes all software development information, source and object codes, all information stored or maintained in any computer system or program used or maintained by the Company, all information stored or maintained in any laptop computer or handheld device provided by the Company to Employee, all client files, prospect files, legal contracts, purchase orders, and all information relating to client or vendor pricing. All of the foregoing information, whether oral, written, memorized, or electronically stored, together with analyses, compilations, studies, notes of conversation, or other documents prepared for or by the Company or Employee that contain or otherwise reflect Confidential Information, is also included with the term Confidential Information. Confidential Information does not include (a) any information in the public domain; or (b) any information received unsolicited from a third party under no obligation of secrecy.

8.3 Whistleblower Protection. Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between Employee and the Company or any affiliate thereof shall prohibit or restrict Employee from lawfully: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Employee from any such governmental authority; (c) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, and/or pursuant to the Sarbanes-Oxley Act; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any affiliate that Employee has engaged in any such conduct.

9 Return of Confidential Information. Upon termination of Employee’s employment with the Company for any reason whatsoever or upon the written request of the Company, Employee shall immediately destroy, delete and/or return to the Company all Confidential Information and all copies, abstracts, handwritten records and electronic records thereof, and Employee shall certify in writing to the Company that Employee does not retain originals, copies, abstracts, handwritten records or electronic records of any Confidential Information. Employee agrees that retention of any such Confidential Information in Employee’s memory does not permit Employee to use or disclose such information following Employee’s termination of employment with the Company.

10 Ownership Rights. Employee acknowledges and agrees that the Company shall retain all ownership rights in and to the Confidential Information disclosed by it, and nothing contained in this Agreement or in any disclosure of Confidential Information shall be construed to grant Employee any license or other rights in or to the Confidential Information.

11 Covenant Not to Compete. Employee acknowledges that because of Employee’s position of trust with the Company, in the course of Employee’s employment with the Company, Employee will be given access to or will become familiar with their trade secrets and with other Confidential Information, and that Employee’s services have been and shall be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that during Employee’s employment by the Company, Employee will not, either directly or indirectly, without prior written authorization from the Company, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which is competitive with the business of the Company on Employee’s date of termination (which includes the business of providing technology solutions related to employee engagement, talent management, payroll and benefits administration, workforce management, and related services). Employee further agrees that for a period of 18 months after Employee is no longer employed by the Company (the “Restriction Period”), throughout the United States and any other jurisdiction in which the Company is conducting business, or is considering at the Board level to conduct business, as of the Termination Date, Employee shall not, in any capacity, whether individually or jointly, as a partner, employee, consultant, officer, director, shareholder or in any other capacity, directly or indirectly, own, manage, advise, counsel, assist or engage in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise, with any other business that provides payroll processing services, payroll tax filing services, time and attendance solutions, human resource and benefit services, applicant tracking systems, or in any similar business that competes with the Company, and Employee will not assist any third parties to compete with the Company in any way. Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange so long as Employee does not, directly or indirectly, own 2% or more of any class of securities of such entity.

12 Customer and Employee Restrictions. Employee acknowledges that the Company’s customers and employees now or hereafter employed by the Company are an integral part of the Company’s business, that information relating to such customers and employees are part of the Company’s Confidential Information, and that the loss of such customers and/or employees will have a substantial adverse effect on the Company’s business. Therefore, Employee agrees as follows:

12.1 Customers. During the term of Employee’s employment with the Company and during the Restriction Period, Employee agrees that Employee will not, either directly or indirectly, for any purpose other than for the benefit of the Company, solicit, provide sales or service to, or otherwise accept business of the type then being conducted by the Company from any person, partnership, corporation, limited liability company, or other entity who:

12.1.1 is then a customer of the Company or who was a customer of the Company during the 18-month period immediately prior to Employee’s termination of employment with the Company; or

12.1.2 is a prospective customer with whom Employee had direct or indirect contact or about whom Employee has acquired any knowledge during the 18-month period immediately prior to Employee’s termination of employment with the Company.

In the case of a customer with multiple locations, this section applies to all locations where the Company has provided its product(s) or service(s) now or in the future. In the case of a prospective customer with multiple locations, this section applies to all locations with which Employee has had contact, or about which Employee has acquired any knowledge.

Employee further agrees that, during the term of Employee’s employment with the Company and during the Restriction Period, Employee will not either directly or indirectly, attempt to cause any person, partnership, corporation, limited liability company, or other entity who is then a customer or a prospective customer of the Company or who was a customer of the Company during the 18-month period immediately prior thereto to divert such customer’s business away from the Company to any other person or entity, whether or not the Employee is affiliated with such person or entity.

12.2 Employees. During the term of Employee’s employment with the Company and during the Restriction Period, Employee agrees that Employee will not, directly or indirectly, solicit or induce or attempt to solicit or induce any employee or independent contractor of the Company to leave the employ or engagement of the Company to work with the Employee or with any person or entity with whom Employee is or becomes affiliated, and Employee will not, directly or indirectly, hire or engage any employee or independent contractor of the Company to work for Employee or any entity with whom Employee is or becomes affiliated.

13 Reasonableness and Modification of Restrictions. Employee further acknowledges and agrees that the provisions set forth in Sections 11 and 12 are reasonable in scope, duration, and area, and are reasonably necessary to protect the legitimate business interests of the Company, and particularly the Company’s interest in protecting its Confidential Information, and the restrictive covenants in this Agreement are in addition to, and not in lieu of, any other agreement between Employee and the Company addressing confidentiality, non-competition and/or non-solicitation. If any provision of Sections 11 or 12 is held to be unenforceable due to the scope, duration, or area of its application, the parties intend and agree that the court making such determination shall modify such scope, duration, or area, or all of them to what the court considers reasonable, and such provision shall then be enforced in such modified form.

14 Irreparable Harm. Because of the unique nature of the Company’s business, Employee acknowledges and agrees that the Company will suffer irreparable harm in the event that Employee fails to comply with any of Employee’s obligations set forth herein and that monetary damages will be inadequate to compensate the Company for Employee’s breach. Accordingly, Employee agrees that the Company, in addition to any other remedies available to it at law or in equity, will be entitled to temporary, preliminary and permanent injunctive relief to enforce the terms of Sections 11 and 12, without the need to post any bond. Employee further agrees to reimburse the Company for all costs incurred by the Company in any legal proceeding for equitable, monetary, or other relief to enforce or protect its rights under this Agreement, including, but not limited to, reasonable attorney fees.

15 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 15) or (b) sent by email to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 15), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 15:

If to the Company, to:

Paycor HCM, Inc.

Attention: Karen L. Crone

4811 Montgomery Rd.

Cincinnati, OH 45212

Email: kcrone@paycor.com

With a copy to the Company’s Legal Department, at:

Paycor HCM, Inc.

Attention Legal Department

4811 Montgomery Rd.

Cincinnati, OH 45212

Email: ageene@paycor.com

If to Employee, to:

[•]

16 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties (including the Prior Agreement), written or oral, which may have related in any manner to the subject matter hereof.

18 Successors and Assigns. This Agreement may not be assigned by either party without the written consent of the other party hereto. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

19 Withholding. All amounts payable hereunder will be subject to deduction for all required income, payroll and other withholdings.

20 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any action, suit or proceeding brought by any party with respect to, or to enforce the terms of, this Agreement, the Prior Agreement, or any prior confidentiality/restrictive covenant agreement shall be brought by such party exclusively in the courts of the State of Delaware located in Wilmington, Delaware or in the courts of the United States of America for the District of Delaware, and each party, by its execution of this Agreement irrevocably submits to the exclusive jurisdiction of such courts. The parties waive all rights to a jury trial in connection with actions arising in connection with this Agreement.

21 Representations and Warranties. Employee represents, warrants and agrees that he has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation that will or might prevent, interfere or conflict with or impair the performance of this Agreement by Employee. Employee further represents, warrants, and agrees that he will not enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligations hereunder. Employee agrees to indemnify and hold the Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys’ fees and costs) resulting from or arising out of any claim or action based upon Employee’s entering into this Agreement.

22 Waiver. No waiver of any breach of any term of this Agreement shall be construed to be, nor shall be, a waiver of any breach of this Agreement. No wavier shall be binding unless in writing and signed by the party waiving the breach. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

23 Modification. Neither this Agreement nor the provisions contained herein may be extended, renewed, amended or modified other than by a written agreement executed by Employee and the Company.

24 Construction. The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof. Any headings and captions used herein are only for convenience and shall not affect the construction or interpretation of this Agreement.

25 Legal Representation. The parties understand that this is a legally binding contract and acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel of their choice prior to execution.

26 Survival of Obligations. The parties expressly agree that Employee’s obligations set forth in this Agreement, as well as any other obligations that would naturally survive termination of an employment agreement, shall survive termination of Employee’s employment (whether voluntary or involuntary and whether with or without Cause and whether with or without Good Reason) and shall also survive the end of the term of this Agreement.

27 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same original instrument. A facsimile signature shall be deemed an original signature for purposes of execution of this Agreement.

28 Section 409A and 280G of the Code. Notwithstanding any provision of this Agreement to the contrary:

28.1 All provisions of this Agreement are intended to comply with Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

28.2 To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (a) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (b) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (c) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

28.3 If any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (a) the date of Employee’s death or (b) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

28.4 If Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 28 shall require any member of the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

* * * * *

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

THE COMPANY:	EMPLOYEE:

By:
[•]

Name:

Its: